Exhibit 10.7

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") dated and effective as of January 1, 2022 is entered into by and between Display Social, Inc., a Delaware company (the "Company"), and Scot Weisberg ("Executive") setting forth the terms of Executive's employment with the Company.

WITNESSETH:

WHEREAS, the Company and Executive entered into that certain Executive Employment Agreement executed on January 22, 2020 (the “Original Agreement”).

WHEREAS, the Company and Executive desire to amend and restate the Original Agreement upon and subject to the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of (a) Executive's employment or continued employment with the Company, (b) the mutual promises set forth herein, (c) the expense, time and effort involved in providing Executive with specialized and unique training, (d) the access the Company is and will be providing Executive to certain trade secrets, and confidential and proprietary information related to the business of the Company now and in the future, (e) the compensation and benefits provided for in this Agreement, and (f) other good and valuable consideration, and intending to be legally bound, the Company and Executive covenant and agree as set forth below.

1.Employment. Upon the terms and conditions set forth herein, the Company hereby initially employs Executive as its Chief Financial Officer (“CFO”) until such time as a replacement Chief Financial Officer is hired by the Company, and Executive hereby accepts such employment. Upon the Company hiring a new Chief Financial Officer, Executive position and title will change to Executive Vice President, Acquisitions.

2.Duties and Responsibilities.  Executive will report directly to the Chief Executive Officer (“CEO”) of the Company.   Executive agrees to perform such duties and responsibilities consistent with the position of CFO as directed by the CEO and the Board of Directors (“Board”).  Executive shall devote his best efforts and his entire working time, energy and skill, in performing his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company.  Executive's work location shall be in the New York metropolitan area with travel to all future locations as needed. While an employee of the Company, Executive will not accept any outside employment or assume any other business affiliations without the prior written consent of the CEO and the Board, except as set forth below. Notwithstanding the above, if such other activities are not competitive with the Company and do not interfere with Executive's duties, responsibilities and time commitment to the Company, Executive may (i) own publicly traded securities subject to the Public Stock Cap; (ii) serve as an officer or director of any charitable or civic organization; and (iii) continue with ongoing passive personal investment activities.

3.Term. The term of Executive's employment with the Company shall commence on the date of this Agreement (the “Commencement Date”) and end on the second (2) year anniversary of the Commencement Date ("Initial Term"). The Agreement may renew for successive one (l) year periods at the end of the then-existing term (each a "Renewal Term”) unless either party gives written notice to the other of its election not to renew at least 90 days prior to the end of the then current term. The Initial Term and the Renewal Terms are collectively referred to as “Term.”

4.Conditions.  Executive represents and warrants to the Company that he has notified the Company of any and all agreements, documents or instruments, if any, to which he is a party or by which he is bound that may restrict him in the performance of his duties for the Company. Executive further represents and warrants the Company that his employment with the Company under this Agreement will not violate any agreements he may have with any prior employers or business affiliations. Executive also agrees not to divulge to the Company any information which would violate any such agreements, documents or instruments, nor to divulge to the Company any trade secrets, or confidential or proprietary information of his prior business affiliations or employers.

5.Compensation.

(a)Salary. Executive will initiall be paid an annual Base Salary of Three Hundred and Eighty-Five Thousand Six Hundred Forty-One Dollars ($385,641). Upon the hiring a a replacement CFO, Executive’s salary shall be adjusted to a Base Salary of Three Hundred and Twenty-Five Thousand Dollars ($325,000). The Base Salary will be paid in accordance with the Company's regular payroll practices.

(b)Bonus. Executive may be eligible to receive an annual performance bonus ("Bonus") in accordance with the Company's then-existing performance bonus plan for Executive, with a target bonus of 30% of the Base Salary.  The Company's Board of Directors or its designee will annually establish performance metrics for Executive based on the Company's budget and operating plan. Factors such as whether any bonus is paid above the base, performance criteria for such bonuses, whether performance criteria have been achieved, the amount of any additional bonuses, and when such bonuses are paid, are within the reasonable discretion of the Board of Directors.

(c)	Equity/Option Grant. Executive shall receive the following:

(i)Subject to compliance with all applicable laws, and conditioned on the formal ratification by the Compensation Committee of the Board of Directors, Executive will be a participant in the tsu Inc. 2019 Stock Plan, or any successor plan.  Eligibility, frequency, type (e.g., options, restricted stock awards, performance grants) or amount of awards will be linked to company financial performance of the Company and individual performance, and may vary over time.  All grants will be subject to the terms and conditions set forth in the tsu Inc. 2019 Stock Plan (or such other plan as the Board of Directors may determine) and vest over a period and in amounts as determined by the Board.

(d)Benefits. Executive shall have the right to participate, to the extent he is eligible to participate in retirement plans, and insurance and benefit plans which the Company may hereafter in its sole and absolute discretion make available generally to its similarly situated employees. The Company currently offers medical, dental and vision insurance and a 401(k) plan in which you will be eligible to participate.  A complete description of the Plan(s) and Company contribution have been provided to you separately. The Company reserves the right to change these plans from time to time or discontinue any plan.  The Company reserves the right, from time to time, to amend in any respect and to terminate any and all such benefits or benefit plans. Liability coverage and indemnification will be provided to Executive pursuant to the terms of the existing Directors and Officers insurance policy or Policies.

6.Vacation. Executive shall be entitled to 20 vacation days per calendar year, with the terms governed by the Company's vacation policy. The unused days will expire at the end of each year except that up to five (5) unused days shall roll into the next year.

7.Expense Reimbursement. The Company will reimburse Executive for all necessary and reasonable expenses incurred by Executive in connection with the performance of his duties hereunder and in accordance with the Company's regular reimbursement procedures and practices in effect from time to time. To the extent that any reimbursements are subject to Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive's reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referenced to in Section 105(b) of the Code, and Executive's right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

8.Termination.

(a) Termination by the Company for Cause; Termination of Executive

without Good Reason

(i)The Company may terminate Executive's employment under this Agreement for Cause (as defined below in paragraph 8(d)(i)), and the Executive may terminate his employment under this Agreement without Good Reason (as defined below in paragraph 8(d)(ii)).

(ii)In the event that the Company terminates Executive's employment for Cause, the Executive terminates his employment without Good Reason, the Company will pay or provide to Executive (A) all earned but unpaid Base Salary; (B) earned but unpaid Bonus, if any (but only to the extent that Executive remained employed through the end of the calendar year and was not previously paid for the Bonus which was earned for that prior calendar year); (C) those benefits to which Executive has a vested entitlement as of the termination date, in accordance with the terms of the applicable benefit plan or applicable law; (D) accrued but unused vacation time; (E) approved but unreimbursed business expenses incurred through the termination date in accordance with applicable Company policy and this Agreement. The payments and benefits described in subparagraphs (A) through (E) above shall constitute the "Accrued Obligations".

(iii)Aside from the amounts set forth in this paragraph 8(a), the Company shall have no further obligation or liability to the Executive under this Agreement, including with respect to any bonus, commission plan, Company Equity that may be in effect, in the event that the Company terminates Executive's employment for Cause, the Executive terminates his employment without Good Reason.

(b) Termination by the Company without Cause or Termination by Executive for

Good Reason

(i)The Company may terminate Executive's employment under this Agreement, at any time, without Cause so long as the Company pays Executive in accordance with this paragraph 8(b). Executive may terminate his employment under this Agreement for Good Reason (as defined in paragraph 8(d)(ii)), and, in such event, the Company shall be required to pay Executive in accordance with this paragraph 8(b).  Expiration of the Term of the Agreement shall constitute a termination by the Company Without Cause.

(ii)In the event that the Company terminates Executive's employment under this Agreement without Cause, or Executive terminates his employment under this Agreement for Good Reason, the Company agrees to pay Executive, as severance, (A) one (1) month (the "Severance Period") of his then-existing Base Salary ("Salary Component of Severance"), (B) to the extent Executive elects and remains eligible for COBRA, the Company shall pay its share of the employee’s portion of health insurance premiums under COBRA during the Severance Period, provided, that such coverage shall end upon such earlier date that Executive become covered under similar plans ("COBRA Component of Severance"), and (C) a Bonus (with the amount to be determined based on the then-current metrics for such Bonus, and prorated based on a full calendar year) ("Bonus Component of Severance"). The payment of severance is subject to paragraphs 8(b)(v) and (vi) below.

(iii)The Company also will pay or provide to Executive the Accrued Obligations (as defined in paragraph 8(a)(ii) above).

(iv)Aside from the amounts set forth in this paragraph 8(b), the Company shall have no further obligation or liability to the Executive under this Agreement, including with respect to any vesting with respect to any Company Equity (except as may be provided otherwise in the agreement granting the Company Equity), bonus or commission plan that may be in effect, in the event that the Company terminates Executive's employment under this Agreement without Cause or Executive terminates his employment under this Agreement for Good Reason.

The Company's obligation to pay severance under paragraph 8(b)(ii) is expressly conditioned upon Executive's execution of and delivery to the Company and non-revocation of a release provided by the Company to Executive within the later of ten (10) days after Executive's termination of employment or as required under applicable law) prior to payment of severance, which release must be effective and irrevocable on the delivery date or as otherwise required under applicable law, and will include items such as: (a) an unconditional release of all rights to any claims, charges, complaints, grievances, known or unknown to Executive, against the Company, its affiliates or assigns, through to the date of Executive's termination from employment, (b) a representation and warranty that Executive has not filed or assigned any claims, charges, complaints, or grievances against the Company, its affiliates or assigns, and (c) a waiver of any rights, claims or causes of action that Employee may have for any compensation, including claims for salary, bonus, severance pay, or vacation pay, any rights, claims or causes of action arising under the Age Discrimination in Employment Act of 1967, as amended, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Act of 1866, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Workers Adjustment and Retraining Notification Act, all applicable state and local anti-discrimination laws, and any rights, claims or causes of action in tort or in contract, or pursuant to any other applicable federal, state or local laws, ordinances or regulations. Notwithstanding the previous sentence, the release shall not waive or release (a) any claim which arises after the date the release is executed, (b) any claim to vested benefits under any employee benefit plan of the Company or its affiliates, (c) any claims for contractual severance required in this Agreement, (d) any indemnification rights or claims that survive termination under any applicable agreements, insurance policies, or at law, or (e) Executive's right to any vested benefits of Company Equity. The Company will begin to make any payment of severance required under paragraph 8(b)(ii) at the next regular payroll cycle on the condition that Executive does not earlier revoke acceptance of the release (referenced in this paragraph) pursuant to its terms. Payment of the COBRA Component of Severance will be made by the Company on a monthly basis during the Severance Period if Executive elects, and for so long as Executive remains eligible for COBRA. Payment of the Bonus Component of Severance will be made after the end of the calendar year of measurement, in accordance with the Company's process and timing for such bonuses.

(v)In the event that Executive does not execute the general release, Executive shall not be entitled to any severance benefits as described above in paragraph 8(b)(ii) and the Company shall have no further obligation or liability under this Agreement except as provided for in paragraphs 8(b)(iii) and (iv).

(c) Termination Upon Executive's Death or Permanent Incapacitation.

(i)Executive's employment under this Agreement shall automatically terminate upon Executive's death. The Company may terminate Executive's employment under this Agreement in the event Executive becomes Permanently Incapacitated (as defined below in paragraph 8(d)(iii)).

(ii)In the event the Company terminates Executive's employment under this Agreement as a result of Executive becoming Permanently Incapacitated or in the event of Executive's death, the Company will pay or provide to Executive (or in the event that this Agreement terminates as a result of Executive's death, then to his estate or designated beneficiaries) the Accrued Obligations as defined in 8(a)(ii).

(iii)Aside from the amounts set forth in this paragraph 8(c), the Company shall have no further obligation or liability to the Executive under this Agreement, including with respect to any continued vesting of Company Equity, bonus or commission plan that may be in effect, in the event the Company terminates Executive's employment under this Agreement as a result of Executive becoming Permanently Incapacitated or in the event of Executive's death.

(d)Definitions

(i)Cause. The term "Cause" means the occurrence of any one of the following:

(a)   willful, persistent, habitual or continued material failure of the Executive to perform Executive duties and responsibilities for a period of 60 days or more after a demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's material duties;

(b)   the Executive is formally charged by an appropriate governmental authority with having engaged in an act of fraud, misappropriation, embezzlement or any other similar act of dishonesty;

(c)   refusal to comply in any material respect to perform the legal and explicitly stated or reasonably assigned directives of the Board so long as such directives are not inconsistent with the Executive's position and duties as described herein;

(d)    the Executive is convicted or pleads guilty or nolo contendere to criminal misconduct constituting a felony or gross misdemeanor involving a breach of ethics or moral turpitude;

(e)   unauthorized use or disclosure by Executive of any proprietary information or trade secrets of the Company or any other party to whom the Executive owes an obligation of nondisclosure as a result of the Executive's position with the Company for his own personal benefit; or

(g) Executive has been formally charged with willfully and materially violating any material criminal law or regulation relating to the performance of Executive’s duties to the Company;

In case of subparagraphs 8(d)(i)(a), or (c),  only, if such neglect, conduct, breach or condition constituting Cause is capable of cure, then the Company must provide Executive sixty (60) days' written notice identifying the reason(s) constituting such Cause and the Company then may terminate Executive for Cause only if the Executive fails to cure such neglect, conduct, breach or condition to the reasonable satisfaction of the Company prior to the end of such 60-day period. The Executive reserves the right to appeal Company’s claim that Executive did not cure a default. In the event of dispute/appeal, the Company and Executive agree to attend binding arbitration as provided in Section 17(i).

(ii)Good Reason. The term "Good Reason" means the occurrence of any one of the following: (a) a material reduction in the Executive's Base Salary or inability to pay Base Salary, except for across-the-board reduction or failure to pay similarly affecting all senior executives of the Company; (b) a material diminution in Executive's job duties or responsibilities; (c) the Company moving Executive's office location causing more than sixty (60) miles to be added to the daily commute from the Company’s current, as of the date of this Agreement, offices ; or (d) the Company's material breach of this Agreement. For purposes of this Agreement, Good Reason shall not be deemed to exist unless (a) Executive gives the Company written notice of his objection to such event or condition within thirty (30) days of his first becoming aware of such event or existence of such condition, (b) such event or condition is not corrected by the Company within thirty (30) days of its receipt of such notice (or in the event that such event or condition is not susceptible of correction within such 30-day cure period, the Company failed to take reasonable steps within such cure period to correct such event or condition as promptly as practicable thereafter), and (c) Executive resigns his employment with the Company by written notice to the Company not more than thirty (30) days following the expiration of the 30-day cure period. For avoidance of doubt, a material diminution of Executive's responsibilities or a change in the person or persons to whom Executive reports constitutes "Good Reason."

(iii)Permanently Incapacitated. Executive shall be deemed Permanently Incapacitated in the event that the Company determines, after reasonable and appropriate consultation with appropriate medical personnel, by reason of his physical, mental or other medical condition, Executive is and has been unable to perform the essential functions of his duties and responsibilities for the Company with or without reasonable accommodation, for a period of 100 consecutive days or 120 days in the aggregate in any twelve (12) month period, unless another longer period is otherwise required by law.

(iv)Cease Payment Upon Breach. In the event that Executive breaches paragraphs 9, 10, 11, or 12 of this Agreement, in addition to the Company's other remedies under this Agreement, (a) the Company's obligation to make the payments under paragraph 8(b)(ii) will immediately cease, and (b) Executive will be required to repay the Company any monies paid to Executive pursuant to that paragraph if ordered to do so by a court of competent jurisdiction. Before exercising its rights under this paragraph, the Company must provide Executive thirty (30) days' written notice identifying the reason(s) constituting such breach and the Company may be entitled to exercise its rights under this paragraph only if the Executive fails to cure such breach prior to the end of such 30-day period. During the notice period, any severance otherwise owing to Executive shall be placed in escrow, pending resolution by the parties or pending disposition by a court of competent jurisdiction.

(v)Death.  In the event that Executive dies during the pay-out period of the severance, such remaining severance payments will be made to Executive's estate, or designated beneficiaries, subject to the provisions of this Agreement.

(iv)Resignation as a Director on Termination of Employment. If Executive’s employment by Company is terminated for any reason or for no reason, whether by way of resignation, Permanent Incapacitation, or termination by Company with or without Cause, and if Executive is then a member of the Board, Executive shall within two (2) calendar days after such termination of employment resign from the Board, by delivering to Company a letter or other written communication addressed to the Board stating that Executive is resigning from the Board effective immediately. A business day shall be any day other than a Saturday, Sunday, or federal holiday on which federal offices are closed. As a condition to receipt of the severance benefits, if applicable, Employee agrees to provide written confirmation of such resignations to the Company.

9.	Non-Disclosure of the Company's Confidential Information.

The Company, in the course of performing its business activities, (a) acquires and develops trade secrets and confidential and proprietary information which is not generally known in the industry, and (b) acquires trade secrets and confidential and proprietary information of or about the Company's affiliates, customers, vendors, business partners, licensors, suppliers and other companies, persons or entities with which the Company maintains or has maintained a business relationship, (hereinafter collectively, "Company Business Relationships").

Executive recognizes that the knowledge and information received by him or to which he may have access concerning the following information of the Company and of the Company Business Relationships: corporate information, including, but not limited to, business plans and methods, trade secrets, products, services, financial affairs, formulae, technology, know-how, contracts, pricing lists, costs, policies, sales methods, financial information, profits, expenses, operations, operating methods and procedures, blueprints, drawings, processes, statistics, suppliers, marketing data, strategic information, sales and plans for future developments, methods, reports, plans, strategies and efforts, customers, customer lists, customer requirements and information, prospective customers, customer files, proposals and communications with customers and prospective customers, fees, information regarding meeting attendees, employee lists and information, financial and other record systems, records, applications, computers, computer programs, system documentation, hardware, software and information contained therein, marketing and expansion plans, technologies, development, projects, forms and other trade secrets, inventions designs, any facts concerning the systems, methods, procedures or plans developed or used by the Company or Company Business Relationships or other private, confidential or proprietary information of or about the Company or Company Business Relationships which is not already available to the public (collectively, "Confidential Information") are valuable, special and unique aspects of the business of the Company and the Company Business Relationships.

Executive agrees that he will not, during or after Executive’s relationship with the Company, (i) disclose, in whole or in part, any Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever unless authorized in writing to do so by the Company, or (ii) use any Confidential Information for his own purpose or for the benefit of any person, firm, corporation, association or other entity other than the Company, in either case except in the proper performance of his duties as instructed by the Company. The restrictions set forth in this paragraph will not apply to Confidential Information which is then in the public domain (unless Executive is responsible, directly or indirectly, for such Confidential Information entering the public domain without the Company's consent).

10.Intellectual Property

All patents, trademarks, service marks, copyrights, trade secrets and other intellectual property rights ("Intellectual Property") relating in any way to the business of the Company or its affiliates that Executive (either alone or in conjunction with others) conceived, made, obtained or developed before or during the term of Executive's employment with the Company or conceive, make or obtain during the term of Executive's employment (whether during or outside of working hours) with the Company (collectively, "Company IP"), is the sole and exclusive property of the Company and shall be considered a "work made for hire." The Company IP belongs to the Company whether or not such intellectual property is granted patent, trademark, copyright and/or other intellectual property rights, or whether or not applications are or can be filed on any such Company IP. Notwithstanding the foregoing, to the extent that the Company IP does not constitute a work made for hire under applicable law, Executive hereby assigns and transfers to the Company all right, title and interest in and to the Company IP) including, without limitation, any and all copyright, trademark, service mark, patent or other intellectual property rights and goodwill inherent therein or related thereto.

Executive will make full and prompt disclosure to the Company of all Intellectual Property and Company IP, and at the Company's request and expense (but without additional compensation to Executive), Executive will at any time and from time to time during and after Executive's employment with the Company execute and deliver to the Company such applications, assignments and other papers and take such other actions (including, but not limited to, testifying in any legal proceedings) as the Company, in its sole discretion, considers necessary to vest, perfect, defend or maintain the Company's rights in and to the Company IP. Executive has attached to this Agreement, a complete list of Intellectual Property, if any, conceived, made, obtained or developed by Executive (either alone or in conjunction with others) on or prior to the date hereof, and to the extent that such Intellectual Property does not also constitute Company IP, such Intellectual Property is excluded from the undertaking in this Agreement.

11.Non-Solicitation Period.

Executive agrees that during his employment with the Company and for one (1) year after the cessation of such employment (the "Non-Solicitation Period"), he shall not, directly or indirectly:

(a)for or on behalf of a business competitive with the Company or its Affiliates, contact, solicit, canvas, provide services to, contract with, or accept business from any entity or individual which (i) was or has been a customer of the Company or its Affiliates within one years prior to the cessation of Executive's employment, (ii) has received and has outstanding a new business proposal from the Company or its Affiliates as of the date of such cessation of Executive's employment, or (iii) was or is a prospective customer of the Company or its Affiliates with which Executive had business related communications within one year prior to the cessation of Executive's employment or about which Executive had Company marketing information or confidential or proprietary information; and/or

(b)solicit, entice, or induce any entity or individual with the effect or the purpose (which need not be the sole or primary effect or purpose) of (i) causing any customer or prospective customer of the Company or its Affiliates to refrain from engaging the Company or any of its Affiliates, or (ii) causing any customer to terminate or diminish its relationship with the Company or its Affiliates; and/or

(c)induce, offer, assist, solicit, encourage or suggest or hire, in any manner whatsoever, (i) that Executive or another business or enterprise offer employment to or enter into a business affiliation with any employee, agent or representative of the Company or its Affiliates, or (ii) that any employee, agent or representative of the Company or its Affiliates terminate his employment or business affiliation with the Company or its Affiliates; or hire, employ or contract with any employee, agent or representative of the Company or its Affiliates.

For purposes of paragraphs 11 and 12 only, "Affiliate" shall mean any entity in which Company has an ownership interest of greater than 51%. The post-termination restrictions shall not prohibit a general employment advertisement which does not directly or indirectly target any employee, agent or representative of the Company.

12. Non-Competition

Executive agrees that during Executive's employment with the Company and for a period of one (1) year after the cessation of such employment (hereinafter, the "Non-Competition Period"), Executive shall not, directly or indirectly, render services or advice to, become Affiliated with, become employed by, invest in, own, manage, operate, control, participate in, have a financial or other interest in, or otherwise become associated or connected with or in any manner (either as an individual, partner, joint venture, owner, manager, stockholder, employee, partner, officer, director, agent, consultant or otherwise) with any person or entity that provides services or products which are competitive with the products or services of the Company or any of its Affiliates provided, or committed to be provided, in any state in the United States in which, during the three-year period prior to Executive's cessation of employment, the Company or its Affiliates operated, engaged in business or had customers.

Notwithstanding the restrictions set forth in paragraph 12 above, Executive may own stock in any publicly held company, provided the amount thereof shall not exceed two percent (2%) of the issued and outstanding stock of such publicly held company (“Public Stock Cap”).

13.Understanding of Covenants.

(a)Executive acknowledges that, in the course of his or her employment with the Company and/or its Affiliates and their predecessors, he has become familiar, or will become familiar, with Confidential Information of the Company’s and its Affiliates’ and their predecessors. Executive recognizes that such Confidential Information would not be provided to Executive by the Company in the absence of this signed Agreement because of the risks that valuable Confidential Information might otherwise be divulged and thereby damage the Company's competitive position in the marketplace, damage the Company's relationship with Company Business Relationships, or otherwise cause damage to Company Business Relationships. Executive agrees that the foregoing covenants set forth in Sections 9, 10, 11, 12 and this Section 13 (together, the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and its Affiliates’ trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations including, without limitation, any Confidential Information.

(b)Without limiting the generality of the Executive’s agreement in the subsection (a), Executive (i) represents that he is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that he is fully aware of his  obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the

Company and its Affiliates business is not geographically dependent and thus occurs throughout the United States and Canada, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth in this Agreement regardless of whether the Executive is then entitled to receive severance pay or benefits from the Company. The Executive understands that the Restrictive Covenants may limit his  ability to earn a livelihood in a business similar to the business of the Company and any of its Affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), Executive does not believe would prevent him from otherwise earning a living. Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

(c)Executive agrees that Executive’s services are unique and that he has access to Confidential Information, Intellectual Property and Company IP. Accordingly, without limiting the generality of Section 13, Executive agrees that a breach by the Executive of any of the covenants in this Section 13 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, Executive agrees that in the event of any breach or threatened breach of any provision of this Section 13, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit, as determined by a court of law) in order to enforce or prevent any violations of the provisions of this Section 13, or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 13 if and when final judgment of a court of competent jurisdiction or arbitrator, as applicable, is so entered against Executive (“Enforcement Action”). Executive further agrees that the applicable period of time any Restrictive Covenant is in effect following the effective date of termination, as determined pursuant to the foregoing provisions of this Agreement, shall be extended by the same amount of time that Executive is in breach of any Restrictive Covenant.

14.Return of the Company’s Documents and Other Information

Executive agrees that upon the cessation of his employment with the Company for any reason:

(a)He will return any and all Company property (including, but not limited to, keys and credit cards), documents (including, but not limited to, Confidential Information and other company-related documents stored on Executive's computer) and equipment (including, but not limited to, cell phones and computer equipment), and

(b)He will permanently delete (after ensuring that the Company has originals or copies) of any and all copies of electronically stored Company-related documents, including but not limited to Confidential Information and other company-related materials that Executive may have had in his possession, custody, or control from all electronic devices in his possession, custody, or control and from any cloud storage locations.

14.Assignability

This Agreement shall be binding and inure to the benefit of the parties hereto, and to the Company's (a) successors, (b) entities with which the Company may merge or consolidate, (c) entities to which the Company may sell or transfer all or substantially all of its assets, (d) entities which by any corporate transaction or reorganization operate and control the Company's business, or (e) to any other entities which operate as a successor to the Company by operation of law or otherwise. Executive consents and agrees to such assignment and enforcement of such rights and obligations by the Company's successors or assigns. Since Executive's duties and covenants under this Agreement are personal, this Agreement shall not be assignable by Executive. However, for avoidance of doubt, in the event of Executive's death, this Agreement may be enforceable by Executive's estate, executors or legal representatives, as permitted by law.

15.Notices.

Any notices required or permitted by this Agreement shall be in writing and delivered via facsimile transmission, certified mail, hand deliver)' or overnight mail to the parties to this Agreement, at the addresses set forth below (unless such address is changed by written notice hereunder). Notice is effective upon delivery.

If to Executive:

Scot Weisberg

55 North Water Street

Fairfield, CT 06824

If to the Company:

Chief Executive Officer

(with a copy to General Counsel of

Company)

75 North Water Street

Norwalk, CT 06854

16.Permitted Activities.

Notwithstanding any provision of this Agreement, Executive shall not be prevented from, nor shall Executive be criminally or civilly liable under any federal or state trade secret law for, making a disclosure of trade secrets or other Confidential Information that is: (a) made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of applicable law; (b) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (c) protected under the whistleblower provisions of applicable law. In addition, in the event Executive files a lawsuit for retaliation by the Company for Executive's reporting of a suspected violation of law, Executive may (y) disclose a trade secret to Executive's attorney and (z) use the trade secret information in the court proceeding related to such lawsuit, in each case, if Executive (1) files any document containing such trade secret under seal, and (2) does not otherwise disclose such trade secret, except pursuant to court order.

17.Miscellaneous.

(a)Headings. The headings contained in this Agreement are inserted for convenience of reference only and shall not be deemed to be a part of this Agreement for any purposes and shall not in any way define or affect the meaning, construction or scope of any of the provisions of this Agreement.

(b)Governing State. This Agreement shall be governed by and constituted in accordance with the laws of the State of Delaware (without regard to its conflicts of laws principles). The parties’ consent to the jurisdiction and venue of the state or federal courts in Fairfield County, Connecticut, in all matters arising out of or relating to this Agreement or otherwise arising between the patties, and the parties waive any objection based on forum non convenience and any objection to venue in connection therewith.

(c)Entire Agreement. This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter of this Agreement, and supersedes all prior negotiations, agreements, discussions and proposal, both oral and written, between Executive and the Company. This Agreement may not be amended or modified, and no waiver hereunder shall be valid or binding, unless set forth in writing, duly executed by the party against whom enforcement of the amendment, modification or waiver is sought. Any other agreements you have concerning your employment or affiliation with the Company or its affiliates, including any confidentiality or restrictive covenant agreements, are null and void and of no further force and effect.

(d)Intent. The intent of the Company and Executive is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered non-qualified defined compensation under Section 409A and is designated under this Agreement as payable upon Executive's termination of employment shall be payable only upon Executive's "separation from service" with the Company within the meaning of Section 409A. For purposes of Section 409A, each payment amount or benefit due under this Agreement shall be considered a separate payment and the Executive's entitlement to a series of payments or benefits under this Agreement is to be treated as an entitlement to a series of separate payments.

(e)Waiver.  Neither the failure nor delay of either party to exercise any right or remedy under this Agreement shall operate or be construed as a waiver of any such right or remedy or constitute an excuse for any subsequent breach of this Agreement.

(f)Construction If any section, paragraph, or provision of this Agreement, or the application thereof, is determined by a competent court or tribunal to be invalid or unenforceable, then the other parts of such section, paragraph, term or provision shall not be affected thereby and shall be given full force and effect without regard to the invalid or unenforceable portions, and the section, paragraph, term or provision of this Agreement will be deemed modified to the extent necessary to render it valid and enforceable.

(g)Acknowledgment Executive acknowledges that he has carefully read and considered the provisions of this Agreement, has had an opportunity to consult with an independent legal counsel of his choosing, and accepts employment on the terms set forth in this Agreement.

(h)Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or determined by an arbitrator pursuant to subsection (i), to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(i)Arbitration. Except for proceedings related to an Enforcement Action,  any and all claims or controversies between Company and Executive, including but not limited to (a) those involving the construction or application of any of the terms, provisions, or conditions of this Agreement or any agreement referenced herein; (b) all contract or tort claims of any kind; and (c) any claim based on any federal, state, or local law, statute, regulation, or ordinance, including claims for unlawful discrimination or harassment, shall be settled by arbitration in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association. Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction over Company and Executive. The location of the arbitration shall be New York, New York. Unless Company and Executive mutually agree otherwise, the arbitrator shall be a retired judge selected from a panel provided by the American Arbitration Association, or the Judicial Arbitration and Mediation Service (JAMS). The arbitrator’s fees and costs shall be borne equally. Each party is responsible for its own costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party.   EXECUTIVE UNDERSTANDS AND AGREES THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A TRIAL BY JURY OF ANY MATTERS COVERED BY THIS AGREEMENT TO ARBITRATE.

(j)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which shall constitute one and the same instrument. Faxed and electronic signatures are authorized.

(k)280G. In the event any payment or benefit to or on behalf of Executive hereunder or otherwise, alone or in the aggregate, constitutes a "parachute payment" within the meaning of Internal Revenue Code Section 280G(b)(2), Company shall submit such parachute payments, to the extent necessary, for approval by the shareholders of Company in accordance with the requirements of Treasury Regulation Section I .280G(b)2.

[ Signature page follows]

[Signature Page to Scot Weisberg Amended & Restated Employment Agreement]

By:	/s/ John Acunto
Name:	John Acunto
Title:	Chief Executive Officer
Date:	January 1, 2022

By:	/s/ Scot Weisberg
Name:	Scot Weisberg
Date:	January 1, 2022